                                         FILED PURSUANT TO RULE ST 101(a)(2)(ii)
                                         THE INITIAL FILING IS ATTACHED AS
                                         APPENDIX A



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 1


                            Varian Associates, Inc.
                            -----------------------
                               (Name of Issuer)



                                 Common Stock
                       ---------------------------------
                        (Title of Class of Securities)



                                  922204-10-2
                       ---------------------------------
                                (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 5 Pages

CUSIP NO. 922204-10-2

- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

          Delaware
- --------------------------------------------------------------------------------
                5  Sole Voting Power
Number of
Shares                 0
Beneficially    ----------------------------------------------------------------
Owned By        6  Shared Voting Power
Each
Reporting              1,326,280
Person With     ----------------------------------------------------------------
                7  Sole Dispositive Power

                       0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                       1,689,980
- --------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,689,980
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

          4.9%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

          HC-PN
- --------------------------------------------------------------------------------

                               Page 2 of 5 Pages

CUSIP NO. 922204-10-2

- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

          New York
- --------------------------------------------------------------------------------
                5  Sole Voting Power
Number of
Shares                  0
Beneficially    ----------------------------------------------------------------
Owned By        6  Shared Voting Power
Each
Reporting               1,326,280
Person With     ----------------------------------------------------------------
                7  Sole Dispositive Power

                        0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                        1,689,980
- --------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,689,980
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

          4.9%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

          BD-PN-IA
- --------------------------------------------------------------------------------

                               Page 3 of 5 Pages

       Item 4.   Ownership.

           (a).  Amount beneficially owned:
                 See the responses(s) to Item 9 on the attached cover pages(s).

           (b).  Percent of class:
                 See the response(s) to Item 11 on the attached cover pages(s).

           (c).  Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover page(s).

                (ii)  Shared power to vote or direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).

               (iii)  Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).

                (iv)  Shared power to dispose or to direct the disposition of:
                         See the response(s) to Item 8 on the attached cover page(s).

       Item 5.   Ownership of Five Percent or Less of a Class

                 October 11, 1994.

       Item 10.  Certification.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 9, 1994


                                        THE GOLDMAN SACHS GROUP, L.P.

                                        By: /s/ Michael R. Armellino
                                            ------------------------
                                        Name:  Michael R. Armellino
                                        Title: General Partner


                                        GOLDMAN, SACHS & CO.

                                        By: /s/ Michael R. Armellino
                                            ------------------------
                                        Name:  Michael R. Armellino
                                        Title: General Partner

                               Page 5 of 5 Pages

                                                                      Appendix A



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


            Information Statement Pursuant to Rules 13d-1 and 13d-2


                            Varian Associates, Inc.
                            -----------------------
                               (Name of issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  922204-10-2
                                  -----------
                                (CUSIP Number)


     Check the following box if a fee is being paid with this statement ___X___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

CUSIP NO.

922204-10-2

- --------------------------------------------------------------------------------
1.   Name of Reporting Persons
     S.S. or I.R.S. Identification number of Above Persons

     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                     (a) _____
                                                     (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     Delaware
- --------------------------------------------------------------------------------
                5  Sole Voting Power
Number of
Shares             0
Beneficially    ----------------------------------------------------------------
Owned By        6  Shared Voting Power
Each
Reporting          777,200
Person          ----------------------------------------------------------------
With:           7  Sole Dispositive Power

                   0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                   946,200
- --------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     946,200
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

     5.4%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     HC-PN

CUSIP NO.

922204-10-2

- --------------------------------------------------------------------------------
1.   Name of reporting persons
     S.S. or I.R.S. Identification number of Above Persons

     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                     (a) _____
                                                     (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only


- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

     New York
- --------------------------------------------------------------------------------
                5  Sole Voting Power
Number of
Shares             0
Beneficially    ----------------------------------------------------------------
Owned By        6  Shared Voting Power
Each
Reporting          777,200
Person          ----------------------------------------------------------------
With:           7  Sole Dispositive Power

                   0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                   946,200
- --------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     946,200
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

     5.4%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

     BD-PN-IA

  Item 1(a).  Name of Issuer:
              Varian Associates, Inc.

              ------------------------------------------------------------------

  Item 1(b).  Address of Issuer's Principal Executive Offices:
              3050 Hansen Way, Palo Alto, CA  94304-1000

              ------------------------------------------------------------------

  Item 2(a).  Name of Person Filing:

              The Goldman Sachs Group, L.P. and Goldman, Sachs & Co.

  Item 2(b).  Address of Principal Business Office, or, if None, Residence:

              85 Broad Street
              New York, NY  10004

              ------------------------------------------------------------------

  Item 2(c).  Citizenship:

              The Goldman Sachs Group, L.P. - Delaware
              Goldman, Sachs & Co. - New York

              ------------------------------------------------------------------

  Item 2(d).  Title and Class of Securities:
              Common Stock

              ------------------------------------------------------------------

  Item 2(e).  CUSIP Number:
              922204-10-2

              ------------------------------------------------------------------

  Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) X Broker or dealer registered under Section 15 of the Act,

                   Goldman, Sachs & Co.

        (b)   Bank as defined in Section 3(a)(6) of the Act,

        (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

        (d) Investment Company registered under Section 8 of the Investment Company Act,

        (e) X Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

                   Goldman, Sachs & Co.

        (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

        (g) X Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

                   The Goldman Sachs Group, L.P.

        (h)   Group, in accordance with Rule 13d(b)(ii)(H).

  Item 4.     Ownership.

        (a)   Amount beneficially owned:

               See the response(s) to Item 9 on the attached cover page(s).

        (b)   Percent of class:

               See the response(s) to Item 11 on the attached cover page(s).

        (c)   Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:

                    See the response(s) to Item 5 on the attached cover page(s).

             (ii)  Shared power to vote or direct the vote:

                    See the response(s) to Item 6 on the attached cover page(s).

            (iii)  Sole power to dispose or to direct the disposition of:

                    See the response(s) to Item 7 on the attached cover page(s).

             (iv)  Shared power to dispose or to direct the disposition of:

                    See the response(s) to Item 8 on the attached cover page(s).

  Item 5.     Ownership of Five Percent or Less of a Class.

                   Not Applicable

  Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                   Not Applicable

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                   See Exhibit (2)

  Item 8.     Identification and Classification of Members of the Group.

                   Not Applicable

  Item 9.     Notice of Dissolution of Group.

                   Not Applicable

  Item 10.    Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1994

THE GOLDMAN SACHS GROUP, L.P.          GOLDMAN, SACHS & CO.

By: /s/ Michael R. Armellino           By: /s/ Michael R. Armellino
    ------------------------               ------------------------
Name: Michael R. Armellino             Name: Michael R. Armellino
Title: General Partner                 Title: General Partner